EX – 99.1

FOR IMMEDIATE RELEASE

Commerce Energy Group, Inc. Appoints
New Chairman Of The Board Of Directors

COSTA MESA, CA, May 12, 2005 – Commerce Energy Group, Inc. (AMEX: EGR), a leading independent U.S. electricity and natural gas marketing company, announced today that Ian B. Carter has stepped down as Chairman of the Board of Directors and Robert C. Perkins has been appointed Chairman of the Board effective May 6, 2005.

Mr. Perkins, one of the Company’s independent directors, has served as a director of the Company since December 2003, and served as a director of Commonwealth Energy Corporation, the Company’s predecessor, since 1999. Mr. Perkins is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. He also serves as Chairman of the Audit Committee. Mr. Perkins has served as Chairman and Chief Executive Officer of Hospital Management Services, a provider of financial and management consulting services to hospitals and similar institutions, since June 1969.

Mr. Carter has served as Chairman since January 2000. Mr. Carter stepped down to allow time to pursue other business opportunities. In a letter to the Board, Mr. Carter expressed his thanks to the directors, employees and shareholders of the Company for the opportunity to have been able to serve them as Chairman. Mr. Carter will remain on the Board of Directors.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. (AMEX:EGR) is a holding company doing business through its three wholly-owned operating subsidiaries, Commerce Energy, Inc., Skipping Stone Inc. and Utilihost, Inc. Commerce Energy is a FERC licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers, and institutional customers in 9 states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. Utilihost provides outsourced energy transaction and data management services for municipalities, government facilities, power generators and energy merchant customers. For more information, visit www.CommerceEnergyGroup.com.

For more information, contact:

Investor Relations
Verna Ray
vray@commerceenergy.com
(714) 259-2500

Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
1-800-ELECTRIC©